Exhibit 11
Statements Re: Computation Of Per Share Earnings

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions except per share data)	2007	2006	2007	2006

Numerator:
Net income—basic and diluted	$351	$132	$545	$684

Denominator:
Weighted-average common shares outstanding	171,712,547	173,275,927	172,178,180	173,724,517
Effect of stock options and nonvested shares	1,711,025	1,746,440	1,693,432	1,890,500

Adjusted weighted-average shares	173,423,572	175,022,367	173,871,612	175,615,017

Earnings per share:
Basic	$2.04	$0.77	$3.16	$3.94
Diluted	2.02	0.76	3.13	3.90
Anti -Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share for the six-month period ended June 30, 2007, since inclusion of these option shares would have anti-dilutive effects.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Number of anti-dilutive nonvested shares	—	—	199,100	—
Number of anti-dilutive option shares	1,889,148	2,800,589	1,889,148	2,800,589
Exercise price range of anti-dilutive option shares	$44.79-45.26	$41.62-45.26	$44.79-45.26	$41.62-45.26